Exhibit 23(a)


                          INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement 333-100451 of Appalachian Power Company on Form S-3 of our reports dated February 22, 2002 (November 18, 2002 as to Note 21), appearing in and incorporated by reference in the Annual Report on Form 10-K of Appalachian Power Company for the year ended December 31, 2001 as updated by the Company's Current Report on Form 8-K dated November 18, 2002, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.



Deloitte & Touche LLP

Columbus, Ohio
January 21, 2003